                                                                  EXHIBIT (l)(1)

                                               August 9, 1989

The American Franklin Life Insurance Company
#1 Franklin Square
Springfield, Illinois 62713

Gentlemen:

         This Opinion is furnished in connection with the filing of a Registration Statement on Form S-6, File No. 33-27779 (the "Registration Statement"), by Separate Account VUL of The American Franklin Life Insurance Company ("Separate Account VUL") and The American Franklin Life Insurance Company ("American Franklin") covering an indefinite number of units of interests in Separate Account VUL. New premiums received under American Franklin's individual flexible premium variable life insurance policies (the "Policies") to be offered by American Franklin may be allocated by American Franklin to Separate Account VUL of American Franklin as described in the Prospectus forming a part of the Registration Statement.

         I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

         1. The illustrations for the Policies set forth under "Illustrations of Death Benefits, Policy Account and Cash Surrender Values and Accumulated Premiums" in the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between planned premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to a prospective purchaser of Policies for males age 40 than to prospective purchasers of Policies for a male at other ages or for a female.

         2. The table of cost of insurance rates, set forth under "Deductions and Charges - Charges Against the Policy Account - Cost of Insurance Charge" in the Prospectus, contains both the current and guaranteed rates to be used for these Policies for males of illustrative ages. These rates have not been designed so as to make the relationship between current and guaranteed rates more favorable for males of the ages illustrated than for a male at other ages or a female.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption "Experts" in the Prospectus forming a part of the Registration Statement.

                                         Very truly yours,


                                         /s/  Arthur C. Cragoe
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                                         Arthur C. Cragoe
                                         Senior Vice President and Actuary